Exhibit 99.1

Positive ZIO-201 Interim Phase II Sarcoma Data Presented at European Society for Medical Oncology

Demonstrated Response and Tolerability in Heavily Pretreated Sarcoma Patients

LUGANO, Switzerland (July 9, 2007) - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announces that positive interim data from an ongoing phase II trial of ZIO-201 (isophosphoramide mustard - IPM) to treat advanced sarcoma patients was presented at the European Society of Medical Oncology (ESMO) meeting held July 5-8, 2007 in Lugano, Switzerland. The abstract entitled, “Phase-I/II Study of IPM (ZIO-201) In Advanced Sarcoma,” was presented by Rashmi Chugh, MD, a Principal Investigator from the University of Michigan, Ann Arbor, Michigan.

The trial has now enrolled 39 patients and this presentation reports on the first 10 evaluable patients. Of these 10 heavily pretreated patients (median 4 prior regimens), 1 has a partial response (21 weeks and ongoing) and 4 have stable disease. Of these 5 patients, 2 had progressed through prior ifosfamide (IFOS) treatment. ZIO-201 was shown to be well tolerated at the phase II dose with no significant bone marrow suppression, alopecia (hair loss) or neurotoxicity reported. Based on this encouraging data, enrollment has been expanded to include additional patients.

“Ifosfamide is one of the few effective standard therapies available for most sarcomas,” commented Dr. Chugh. “Having a novel drug that could offer the benefits of high-dose ifosfamide without the debilitating side effects, particularly the bone marrow suppression and neurotoxicity, would be of great benefit in the treatment of this disease. We are enthusiastic about these early results and we look forward to further elucidating the overall impact of ZIO-201 in this setting.”

The Company expects to report more complete data at upcoming medical meetings, including the 14th European Cancer Conference (ECCO) taking place in Barcelona from September 23-27, 2007.

About ZIO-201

ZIO-201, the active moiety of IFOS, is a bi-functional alkylator that causes irreparable inter-strand DNA cross-linking resulting in cell death. ZIO-201 is equal to or more active than IFOS in diverse cancer models. Unlike IFOS, which is a pro-drug, ZIO-201 is directly active against cancer cells. Also, unlike IFOS, ZIO-201 is not metabolized to acrolein or chloroacetaldehyde which cause bladder or central nervous system toxicities. ZIO-201 continues in a phase I trial in diverse cancers exploring maximum tolerated dose at alternate schedules. A phase II trial in advanced sarcoma continues to enroll patients. Trials in lymphoma and pediatric cancers are in the advanced planning stage. An oral form of ZIO-201 is in advanced preclinical development.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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Contact:
Suzanne McKenna
Investors
(646) 214-0703
smckenna@ziopharm.com

Tina Posterli
Media
(917) 322-2565
tposterli@rxir.com